PLEASE VOTE YOUR SHARES TODAY!

September 9, 2014

Dear Stockholder,

We are writing to remind you of the importance of voting your shares at the special meeting of stockholders of Affymax, Inc. to be held on September 23, 2014.  We previously sent you proxy materials for the meeting, which described, among other items, the proposed voluntary dissolution and liquidation of Affymax to be voted upon. According to our latest records, we have not yet received your vote. The meeting is now only a short time away, and it is therefore important that you promptly complete, sign, date and return your proxy form (or vote your shares by telephone or the Internet in accordance with the instructions on your proxy form) in order to make sure that your shares are voted at the meeting in accordance with your desires.

Your vote is important, no matter how many or how few shares you may own.  If you have not already done so, please vote TODAY by telephone or the Internet, or by completing, signing, dating and returning the enclosed proxy form in the envelope provided to ensure that your votes are validly received prior to the special meeting.

If you have recently mailed your proxy form (or voted by telephone or the Internet), then please accept my sincere appreciation and disregard this request.

We appreciate your time and consideration and your continued support.

                             Sincerely,

Mark G. Thompson
Chief Financial Officer